EXHIBIT 99.1

November 13, 2014

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable First Quarter and Property Developments

MIDLAND, TX – 11/13/14 -- Mexco Energy Corporation (NYSE MARKET: MXC) today reported net income of $86,256 for the quarter ending September 30, 2014, a 55% decrease from $194,051 for the quarter ending September 30, 2013.

Operating revenues in the second quarter of fiscal 2015 were $1,006,099, a 10% decrease from $1,121,446 for the same quarter of fiscal 2014.

The average sales price for the quarter ending September 30, 2014 was $7.26 per Mcfe compared to $7.84 per Mcfe for the quarter ending September 30, 2013, a decrease of 7%. Oil production increased 3% and gas production decreased 7% during the second quarter of fiscal 2015 as compared to the second quarter of fiscal 2014.

For the six months ended September 30, 2014, the Company reported net income of $105,310, a 50% decrease from net income of $210,182 for the six months ended September 30, 2013. Operating revenues decreased 4% to $2,023,932 for the six months ended September 30, 2014 from $2,117,971 for the same period of fiscal 2014.

The average sales price for the six months ended September 30, 2014 was $7.54 per Mcfe compared to $7.54 per Mcfe for the six months ended September 30, 2013. Oil production increased 1% and gas production decreased 7% for the six months ended September 30, 2014 as compared to the same period of fiscal 2014.

Tammy McComic, President of the Company stated, “Natural gas price increases should have a positive effect on our earnings in the coming months. Our reserves as of year-end March 31, 2014 were 68% natural gas. We have recently increased our emphasis on acquiring natural gas reserves in expectation of better natural gas prices.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2014. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	March 31,
	2014	2014
ASSETS
Current assets
Cash and cash equivalents	$154,986	$156,082
Accounts receivable:
Oil and gas sales	601,195	628,098
Trade	9,672	18,144
Prepaid costs and expenses	104,860	28,804
Derivatives – Short-term	3,010	-
Total current assets	873,723	831,128

Property and equipment, at cost
Oil and gas properties, using the full cost method	36,415,229	35,460,741
Other	98,401	94,356
Accumulated depreciation, depletion and amortization	(19,098,685)	(18,475,174)
Property and equipment, net	17,414,945	17,079,923

Other noncurrent assets	19,692	7,239
Total assets	$18,308,360	$17,918,290

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$343,266	$257,431
Income tax payable	-	6,500
Derivative instruments	-	44,981
Total current liabilities	343,266	308,912

Long-term debt	2,600,000	2,425,000
Asset retirement obligations	945,733	926,577
Deferred income tax liabilities	850,546	858,449
Total liabilities	4,739,545	4,518,938

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,104,266 shares issued and 2,038,266 shares outstanding
as of September 30, 2014 and March 31, 2014, respectively	1,052,133	1,052,133
Additional paid-in capital	6,985,798	6,921,645
Retained earnings	5,871,876	5,766,566
Treasury stock, at cost (66,000 shares)	(340,992)	(340,992)
Total stockholders' equity	13,568,815	13,399,352
Total liabilities and stockholders’ equity	$18,308,360	$17,918,290

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2014	2013	2014	2013
Operating revenue:
Oil and gas	$987,942	$1,108,102	$1,994,597	$2,092,371
Other	18,157	13,344	29,335	25,600
Total operating revenues	1,006,099	1,121,446	2,023,932	2,117,971

Operating expenses:
Production	326,571	312,954	637,349	621,590
Accretion of asset retirement obligation	4,710	11,020	9,544	21,937
Depreciation, depletion, and amortization	322,696	298,489	623,511	593,522
General and administrative	291,994	286,615	642,330	598,085
Total operating expenses	945,971	909,078	1,912,734	1,835,134

Operating profit	60,128	212,368	111,198	282,837

Other income (expenses):
Interest income	2	105	4	107
Interest expense	(15,776)	(18,202)	(31,546)	(38,332)
Gain (loss) on derivative instruments	51,380	(59,295)	17,751	(86,687)
Net other income (expense)	35,606	(77,392)	(13,791)	(124,912)

Earnings before provision for income taxes	95,734	134,976	97,407	157,925

Income tax expense (benefit):
Current	-	-	-	-
Deferred	9,478	(59,075)	(7,903)	(52,257)
	9,478	(59,075)	(7,903)	(52,257)

Net income	$86,256	$194,051	$105,310	$210,182

Earnings per common share:
Basic	$0.04	$0.10	$0.05	$0.10
Diluted	$0.04	$0.10	$0.05	$0.10

Weighted average common shares outstanding:
Basic	2,038,266	2,036,866	2,038,266	2,036,866
Diluted	2,053,158	2,039,108	2,054,003	2,038,800